Exhibit 99.1

Exhibit A

(2016 Performance Bonus – CEO Stephen Berman)

Target Bonus	Maximum Bonus
$1,265,000	$3,795,000

Metric	Operating Margin	Net Revenue	Earnings Per Share	Relative TSR	Total
Weight	30%	30%	30%	10%	100%
Target Bonus	$379,500	$379,500	$379,500	$126,500	$1,265,000
Max. Bonus	$1,138,500	$1,138,500	$1,138,500	$379,500	$3,795,000

Bonus as a Percent of Target	A. Operating Margin* Target Bonus= $379,500			B. Net Revenue** ($ Millions) Target Bonus = $379,500			C. Earnings Per Share Target Bonus = $379,500			D. Relative TSR*** Target Bonus = $126,500
0%	<3.30%			<$647.9			<$0.62			0%
20%	3.30%	-	3.79%	$647.9	-	$681.9	$0.62	-	$0.65	20%
40%	3.80%	-	4.29%	$682.0	-	$717.7	$0.66	-	$0.68	40%
60%	4.30%	-	4.79%	$717.8	-	$755.5	$0.69	-	$0.72	60%
80%	4.80%	-	5.29%	$755.6	-	$795.3	$0.73	-	$0.76	80%
100%	5.30%	-	5.49%	$795.4	-	$835.1	$0.77	-	$0.79	100%
120%	5.50%	-	5.69%	$835.2	-	$876.8	$0.80	-	$0.83	120%
140%	5.70%	-	5.89%	$876.9	-	$920.7	$0.84	-	$0.88	140%
160%	5.90%	-	6.09%	$920.8	-	$966.7	$0.89	-	$0.92	160%
180%	6.10%	-	6.29%	$966.8	-	$1,015.1	$0.93	-	$0.97	180%
200%	6.30%	-	6.49%	$1,015.2	-	$1,065.8	$0.98	-	$1.02	200%
220%	6.50%	-	6.69%	$1,065.9	-	$1,119.1	$1.03	-	$1.07	220%
240%	6.70%	-	6.89%	$1,119.2	-	$1,175.1	$1.08	-	$1.12	240%
260%	6.90%	-	7.09%	$1,175.2	-	$1,233.8	$1.13	-	$1.18	260%
280%	7.10%	-	7.29%	$1,233.9	-	$1,295.5	$1.19	-	$1.24	280%
300%	7.30%		and up	$1,295.6		and up	$1.25		and up	300%

The 100% level reflects JAKKS budgeted forecast for each metric

*For Operating Margin component to pay out, JAKKS must also meet Net Revenue threshold

**For Net Revenue component to pay out, JAKKS must also meet Operating Margin threshold

***Relative Total Shareholder Return measured as the percentage return to investors (stock price growth + dividends paid) compared to Russell 2000 Index. In accordance with plan provisions, the Compensation Committee can use its negative discretion to reflect extraordinary circumstances. Actual results to be interpolated between integer steps shown.